Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON DECLARES REGULAR QUARTERLY DIVIDEND

Shareholders Approve Increase In Authorized Shares

Two-For-One Stock Split To Proceed

NEW YORK, N.Y., May 6, 2004 – Avon Products, Inc. (NYSE:AVP) today declared a regular quarterly dividend on its common stock of $.28 per share – or $.14 per share on a post-split basis -- payable June 1, 2004, to shareholders of record May 17, 2004.

            The company also announced that shareholders at the company’s annual meeting approved an increase in the number of authorized shares of common stock from 800 million to 1.5 billion. Avon had announced previously (on February 3, 2004) that its Board of Directors had declared a two-for-one stock split in the form of a 100% stock dividend, payable on or about May 28, to shareholders of record on May 17, 2004, contingent upon shareholder approval of the increase in authorized shares.

(more)

Avon – 2

            New stock representing one additional share for each share held at the close of trading on the May 17 record date will be issued to shareholders in book entry form.

            Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through 4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

# # #